UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 16, 2023

(Date of earliest event reported)

Asure Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34522	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

405 Colorado Street, Suite 1800, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASUR	Nasdaq Capital Market
Series A Junior Participating Preferred Share Purchase Rights	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

Underwriting Agreement

On August 16, 2023, Asure Software, Inc. (“we,” “us” and “our” ) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated and Craig-Hallum Capital Group LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to a firm commitment offering of 3,333,333 newly issued shares of our common stock at a public offering price of $12.00  per share. Under the terms of the Underwriting Agreement, we granted the Underwriters a 30-day over-allotment option to purchase up to an additional 500,000 newly issued shares of common stock from us. The closing of the offering is expected to take place on August 21, 2023, subject to customary closing conditions.

We estimate that the net proceeds to us from the sale of 3,333,333 shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $37.4 million. If the Underwriters exercise their over-allotment option to purchase additional shares in full, the net proceeds to us from the offering will be approximately $43.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for general corporate purposes. We may use a portion of the net proceeds from this offering to (i) acquire or invest in complementary businesses, assets or technologies, although we have not entered into any definitive agreement with respect to any specific acquisitions or investments at this time and (ii) repay our outstanding indebtedness to Structural Capital Partners II under our Loan and Security Agreement, dated September 10, 2021, as amended, with Structural Capital Investments III, LP (“Structural” and together with the other lenders that are or become parties thereto, the “Lenders”), and Ocean II PLO LLC, as administrative and collateral agent for the Lenders (the “Loan and Security Agreement”), although we have not made any decision as to whether to repay such indebtedness at this time.

The shares of common stock being sold by us have been registered pursuant to a registration statement on Form S-3, as amended (File No. 333-254138), which the Securities and Exchange Commission declared effective on April 21, 2021.

The Underwriting Agreement contains customary representations, warranties, covenants, agreements and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties, covenants and agreements contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement (and express third party beneficiaries), and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the legal opinion of Cozen O’Connor related to the shares of common stock that may be sold under the registration statement in the offering is filed as Exhibit 5.1 hereto.

Item 8.01.     Other Events.

Public Offering

On August 16, 2023, we issued a press release announcing that we commenced the offering and a press release announcing the pricing of the offering. Copies of these press releases are filed as Exhibits 99.1 and 99.2 hereto, respectively.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 16, 2023
5.1	Opinion of Cozen O’Connor
23.1	Consent of Cozen O’Connor (included in Exhibit 5.1)
99.1	Press release dated August 16, 2023
99.2	Press release dated August 16, 2023
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: August 17, 2023	By:	/s/ John Pence
John Pence, Chief Financial Officer

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